Exhibit 99.1

Dynatronics Corporation Reports Fourth Quarter and Fiscal Year 2021 Financial Results and Business Highlights

EAGAN, MN / ACCESSWIRE / September 23, 2021 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today reported financial results for its fourth quarter and fiscal year ended June 30, 2021, and provided an update on recent business highlights.

CEO Commentary

“Customer and dealer reaction to Dynatronics' optimization strategy confirmed the changes and decisions we made in April 2021, and our transformation remains the top priority,” said John Krier, Chief Executive Officer of Dynatronics. “Customer and dealer demand forecasts have provided us the confidence to initiate revenue guidance. We anticipate good progress in FY ’22, with revenues benefitting from our growing markets as we work to improve margins and build long-term value for our shareholders.”

Key Financial Highlights

Q4 FY '21 Financial Highlights
Note: All financials referenced in this release are in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and comparisons in this release are to the same period in the prior year unless otherwise noted.

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Total net sales of $12.2 million and gross profit margin of 19.1% (GAAP results).
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Continued product net sales of $9.8 million (non-GAAP financial measure).
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Net income of $2.9 million compared to net loss of $2.3 million in the same quarter last year.
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Notable events in Q4 FY ’21:
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Cost of sales and SG&A collectively impacted by $1.0 million in optimization activity costs.
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Other Income benefitted from the $3.5 million PPP loan forgiveness, $0.9 million Employee Retention Credit, and $0.8 million gain on sale of former Tennessee manufacturing facility.
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No debt, zero balance on the line of credit, and a borrowing base of approximately $5.0 million as of the end of Q4 FY '21.
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Cash of $6.1 million at the end of Q4 FY '21, the highest cash position in recent years.

Dynatronics defines continued product net sales as sales in Q4 FY ‘21 on products that the company plans to continue offering to customers in FY '22.

FY '21 Financial Highlights

Total net sales of $47.8 million and gross profit margin of 27.0% (GAAP results). Excluding $0.5 million optimization exit activity costs, fiscal year ’21 gross profit margin on total net sales would have been 28.0% (non-GAAP financial measure).

Guidance for FY ’22
Customer and dealer demand forecasts have provided the company with the confidence to initiate net sales guidance for FY ‘22.

Product sales in FY ’22 will represent products the company plans to offer moving forward since the optimization initiatives announced on April 22, 2021 were substantially completed in FY ’21. Net sales are on pace to achieve approximately $11.5 to $12.0 million for Q1 FY ’22, which exceeds the ˜$9.25 million quarterly continued product net sales baseline set in April 2021 and the $9.8 million continued product net sales in Q4 FY ’21. Dynatronics expects, assuming continued growth in procedure volume despite the recent surge in COVID-19, net sales in FY ’22 to be $40 million to $45 million. The mid-point of this range is a 15% improvement relative to the ˜$37 million annual continued product net sales baseline set in April 2021. The company expects the distribution of net sales across the quarters in FY ’22 to align with historical trends, which have tended to be a little higher in the first and fourth quarters and lower in the second and third quarters. There may be some variability in this pattern, as the company is adjusting to ordering patterns in its rehabilitation market given the transition to an exclusive dealer-based sales model.

The company is targeting improvement over time in gross margin, operating income, and cash flow from operations. Absent significant impacts from COVID-19 outbreaks, the company expects those financial metrics will improve in FY ’22 relative to FY ’21, excluding the notable Other Income events experienced in Q4 FY ‘21.

Selling, General, and Administrative expenses are anticipated to be 30% to 35% of net sales in Q1 FY ’22. Other income is expected to include an approximately $0.6 million benefit from the Employee Retention Credit in Q1 FY ’22.

The company's financial guidance for FY ’22 is subject to the risks identified in our Safe Harbor Notification below. The company and its customers expect to experience continued challenges due to COVID-19, including higher delivery and shipment costs, supply chain disruptions, and extended handling times. Dynatronics also expects some continued volatility from the company's business optimization.

Growth Priorities

While each of the following strategies is very important to Dynatronics’ growth platform, the first four items are our focus in the first half of FY ’22, as we see near-term opportunities:

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Deliver commercial success, emphasizing quality for cost and a differentiated customer experience
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Improve margins through consolidations and financial discipline
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Continue focus on cash flow from operations
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Timely commercial launch of new products focused on growth markets
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Optimize manufacturing and supply chain
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Rationalize product portfolio and pricing for attractive growth trends
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Target acquisitions in existing or adjacent markets with customer uptake

Conference Call and Webcast

The company will hold a conference call and live audio webcast to discuss the results, consisting of prepared remarks by management, slide presentation, and a question-and-answer session with analysts, beginning at 8:30 AM ET on Thursday, September 23, 2021.

Interested persons may access the live conference call by dialing 844-407-9500 (U.S./Canada callers) or 862-298-0850 (international callers). It is recommended that participants call or login 10 minutes ahead of the scheduled start time to ensure proper connection. An audio replay will be available one hour after the live call until Midnight on September 30, 2021, by dialing 877-481-4010, using passcode 42721.

The live webcast and slide presentation can be accessed on the company's Investor webpage under the Events & Presentations tab at https://irdirect.net/DYNT/corporate_document/1982. The webcast will be archived on the website for future viewing.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements include references to the company's expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our statements regarding expected improvement in overall performance, expectations that the company will deliver higher annual gross margins, operating income and cash flow from operations in fiscal year 2022 compared to fiscal year 2021, expectations regarding reduction in leased space in fiscal year 2022, expectations regarding net sales, gross margin, selling general and administrative costs, and other income in fiscal year 2022, and uncertainties involving the impact of the COVID-19 pandemic on the company’s results of operations and financial condition.

About Non-GAAP Financial Measures

Continued product net sales and gross profit margin excluding exit activity costs as used in this press release are non-GAAP measures as defined under the rules of the Securities and Exchange Commission. The company defines continued product net sales as sales excluding discontinued products and sales of physical therapy and rehabilitation products through our direct sales channel. Management uses these non-GAAP measures to evaluate our operating performance and to forecasting future periods. Management believes these non-GAAP measures provide investors additional information about the company’s ongoing operating performance and is not intended as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Investors are cautioned against placing undue reliance on these non-GAAP measures.

Summary Financial Results

Following is a summary of operating results for the periods ended June 30, 2021 and 2020, the balance sheet highlights at June 30, 2021 and June 30, 2020 and cash flow for periods ended June 30, 2021 and 2020.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net sales	$12,238	$8,116	$47,799	$53,409
Cost of sales	9,900	6,703	34,913	38,311
Gross profit	2,338	1,413	12,886	15,098
	19.1%	17.4%	27.0%	28.3%
Selling, general, and admin. expenses	4,558	3,641	16,646	18,091
Other (expense) income, net	5,134	(78)	5,752	(442)
Income tax provision	20	10	10	10
Net income (loss)	$2,934	$(2,296)	$2,002	$(3,425)

Deemed dividend on convertible preferred stock and accretion of discount	-	-	(51)	(174)
Convertible preferred stock dividend, in common stock	(182)	(180)	(741)	(718)
Net income (loss) attributable to common stockholders	$2,752	$(2,476)	$1,210	$(4,317)

Net loss attributable to common stockholders per common share - basic and diluted	$0.16	$(0.18)	$0.08	$(0.42)
Weighted-average common shares outstanding - basic and diluted	17,557,595	13,461,148	15,461,339	10,262,769

Balance Sheet Highlights
In thousands

	June 30, 2021	June 30, 2020
Cash and cash equivalents	$6,254	$2,316
Trade accounts receivable, net	5,643	4,894
Inventories, net	6,526	8,372
Prepaid & other	2,483	493
Total current assets	20,906	16,075

Non-current assets	18,234	21,522
Total assets	$39,140	$37,597

Accounts payable	$3,738	$3,014
Accrued payroll and benefits expense	1,656	1,205
Accrued expenses	1,485	768
Other current liabilities	1,593	1,679
Line of credit	-	1,013
Total current liabilities	8,472	7,679

Non-current liabilities	5,154	10,022
Total liabilities	13,626	17,701

Stockholders' equity	25,514	19,896
Total liabilities and stockholders' equity	$39,140	$37,597

Cash Flow Highlights
In thousands

	Quarter Ended		Year Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income (loss)	$2,934	$(2,295)	$2,001	$(3,425)

Depreciation and amortization	368	397	1,480	1,618
Stock based compensation	26	45	154	279
Gain on extinguishment of debt	(3,518)	-	(3,518)	-
(Gain) loss on sale of property and equipment	(745)	19	(717)	38
Receivables	160	1,739	(749)	2,601
Inventory	403	2,951	551	3,156
Prepaid and other assets	313	445	(741)	195
Accounts payable, accrued expenses, and other liabilities	128	(2,758)	1,922	(1,371)
Net cash provided by operating activities	69	543	383	3,091

Net cash used in investing activities	1,620	(43)	1,532	(291)

Payments on non-current liabilities	(86)	(1,998)	(1,439)	(3,024)
Proceeds from issuance of common stock, net	-	2,287	3,462	2,287
Net cash provided by (used in) financing activities	(86)	289	2,023	(737)

Net change in cash and cash equivalents	1,603	789	3,938	2,063
Cash and cash equivalents at beginning of the period	4,651	1,530	2,316	256
Cash and cash equivalents at end of the period	$6,254	$2,319	$6,254	$2,319

Contact:

Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Jeff Christensen, Managing Director
(703) 297-6917
jchristensen@darrowir.com

For additional information, please visit: www.dynatronics.com

Connect with Dynatronics on LinkedIn

SOURCE: Dynatronics Corporation